Exhibit 10.28

GigaBeam Corporation
Summary of 2006 Bonus Plan

On February 3, 2006, the Compensation Committee of the Board of Directors of the Company approved bonus and performance goals for executive officers and other Company personnel for the 2006 year as the 2006 Bonus Plan. Key aspects of the Plan and basis for performance payments are as follows:

● Bonus payments would be made based upon attainment of specified levels of both annual revenues and annual earnings before interest, taxes and certain compensation charges. A sliding scale for specific bonus calculations would be used should revenue and earnings before charges noted fall between identified target levels.

● No bonuses will be paid if the Company does not attain a minimum annual revenue level of $20,000,000 for 2006, as well as calculated projected earnings before charges levels.

● Individual employees may receive bonus payments ranging from a minimum of 13% of their base salaries if the minimum financial goals are met to multiples of base salary levels if the Company achieves revenues of, for example, $50,000,000 or more, based upon audited results for the 2006 year.

● Additionally, attainment of individual identified performance goals for the employees covered in the Plan will be factored into any ultimate bonus payment to the employee.

● Bonuses would only be calculated and paid, if earned, to the covered group of employees if they are individually employed and actively working for the Company as of December 31, 2006.